Exhibit 16.1

December 5, 2022

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE

Washington, DC 20549
United States of America

Commissioners:

We have read Appreciate Holdings, Inc (formerly known as PropTech Investment Corporation II) statements included under Item 4.01 of its Form 8-K dated December 5, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on November 29, 2022. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York